Free translation – for information purposes only

Exhibit 10.6

Agreement

BETWEEN:

The limited liability company Galapagos Genomics NV, a company organized under the laws of Belgium, with registered office at Generaal De Wittelaan L11 A3, 2800 Mechelen,

validly represented by Mr. Rudi Pauwels, Chairman of the Board of Directors,

hereinafter “the Company,”

AND:

Mr. Onno van de Stolpe, residing at ########### ##, #### ########,

Hereinafter “Mr. Van de Stolpe,”

WHEREAS:

(A)	Mr. Van de Stolpe was appointed Managing Director of the Company.

(B)	The Company has entrusted Mr. Van de Stolpe with the function of Managing Director (“Chief Executive Officer”).

(C)	By means of the present agreement, the parties wish to determine the contents and the terms and conditions of the function with which Mr. Van de Stolpe has been entrusted.

THE PARTIES AGREE AS FOLLOWS:

1	Tasks entrusted to the Agent

1.1	The Company entrusts Mr. Van de Stolpe, who accepts, with the function of “Managing Director.”

1.2	Within the framework of the performance of such tasks (hereinafter the “Tasks”), Mr. Van de Stolpe shall be entitled to refer to himself as Chief Executive Officer.

1.3	Mr. Van de Stolpe shall manage the business and his task is to successfully grow Galapagos and, in doing so, to create shareholder value.

2	Terms and conditions relating to the performance of the Tasks

2.1	Mr. Van de Stolpe shall perform his Tasks on an independent basis.

2.2	Mr. Van de Stolpe will act with the utmost respect for the strategy and procedures set by the Board of Directors of the Company and shall support and implement the decisions made by the Board of Directors.

2.3	Mr. Van de Stolpe shall report to the Board of Directors on the performance of his Tasks, during each meeting of the Board of Directors or more frequently if this is necessary in view of the interests of the Company.

2.4	Mr. Van de Stolpe will perform his Tasks in the Company’s offices in Mechelen and Leiden.

3	Remuneration

3.1	In consideration for the performance by Mr. Van de Stolpe of his Tasks, the Company undertakes, with retroactive effect as of January 1st, 2002:

•	to pay a gross monthly fee of €25,833.33;

•	to pay €175.00 in expense reimbursements per month;.

3.2	The monthly fee is based on a full-time commitment to the Company, it being understood that no services will need to be delivered during a maximum of twenty-five (25) business days per year.

Free translation – for information purposes only

The Company undertakes to continue to pay a monthly fee of €25,833.33 in full for a period of one month, should Mr. Van de Stolpe fall ill. After such one-month period, no further monthly fees shall be owed by the Company until Mr. Van de Stolpe resumes the performance of this agreement.

3.3	In accordance with applicable laws, Mr. Van de Stolpe will himself be responsible for making all required payments to the social security authorities.

3.4	The Company will withhold the amounts required by applicable tax laws regarding managers of companies from the remuneration mentioned in section 3.1.

3.5	The remuneration mentioned in this section is the total remuneration that Mr. Van de Stolpe can claim from the Company in consideration for the performance of his tasks, including his function as Director of the Company and any other specific duties he may be entrusted with in other group companies in connection with his tasks.

4	Expenses relating to the Tasks and technical resources

4.1	The Company will reimburse any useful and necessary expenses incurred by Mr. Van de Stolpe specifically in the performance of his tasks, such as travel and accommodation expenses. These expenses will be reimbursed to Mr. Van de Stolpe upon presentation of supporting documents.

4.2	The Company shall make the offices and technical and telecommunication resources that are needed for the performance of his tasks available to Mr. Van de Stolpe at the Company’s registered office.

5	Mutual exclusivity and non-assignability

5.1	Mr. Van de Stolpe has been entrusted with the Tasks intuitu personae and he shall not be entitled to assign any third party to perform the Tasks in whole or in part without the express prior consent of the Company.

5.2	Mr. Van de Stolpe undertakes to spend sufficient time on the performance of his Tasks in a good manner and, accordingly, not to carry out additional remunerated or unremunerated activities during the term of this agreement without prior written consent of the Board of Directors of the Company.

6	Confidentiality obligation

6.1	Mr. Van de Stolpe shall treat all information relating the Company and the other group companies as strictly confidential and shall not disclose to any third party any information relating the Company and the other group companies that he becomes aware of in the performance of his Tasks.

6.2	The parties shall not disclose the financial conditions of this agreement to any third party.

6.3	All confidentiality obligations shall survive after the present agreement has ended.

6.4	If the agreement is terminated for any reason, Mr. Van de Stolpe will return to the Company all documents, proposals and materials that are in his possession because of the performance of his Tasks and of which he has not kept a copy.

7	Term of the agreement – termination and compensation

7.1	The present agreement, which entrusts Mr. Van de Stolpe with the function of Managing Director, is entered into for an indefinite term.

7.2	Notwithstanding the preceding paragraph, the present agreement will be terminated without any compensation being due three (3) months after Mr. Van de Stolpe ceases to be a Director of the Company because of his dismissal or non-renewal of his mandate by the Company’s Shareholders’ Meeting.

7.3	The Company may terminate this agreement without notice and without any compensation being due if Mr. Van de Stolpe fails to perform his Tasks during more than 6 months out of a total period of 12 months, due to illness or any other form of incapacitation.

Free translation – for information purposes only

7.4	Mr. Van de Stolpe may terminate this agreement at any time by means of a registered letter to the Company. Such termination will take effect three (3) months after the date the notice was sent and neither Mr. Van de Stolpe nor the Company will need to pay any compensation.

7.5	Each party may terminate this agreement immediately, without notice and without any compensation being due, if the other party is in breach of one of its obligations under this agreement and such breach is not remedied within fifteen (15) days of written notification thereof.

8	Non-competition

8.1	During the term of this agreement and for a period of no more than twenty-four (24) months following the end of the collaboration, provided that the Company pays the compensation mentioned in section 8.2, Mr. Van de Stolpe shall refrain from conducting, independently or in collaboration with or on behalf of any other person, company, professional undertaking or other organisation, individually or through a legal entity, directly or indirectly, any competitive activities or other activities for companies that compete with, are clients of, or are suppliers of the Company or its subsidiaries, in any way in the territory of Europe.

8.2	In consideration for the application of the limitations imposed by this clause on Mr. Van de Stolpe, the Company shall pay compensation in an amount equal to the most recent gross monthly fee mentioned in section 3.1 for each month during which the Company wishes to impose such non-compete obligation.

9	Intellectual and Industrial Property Rights

9.1	All reports, documents, working papers (including copies and summaries thereof), databases and other copyrights, neighbouring rights, database rights, drawing and design rights, trademarks, patents, patentable works made or obtained by Mr. Van de Stolpe during the collaboration, along with all worldwide database, drawing and design rights, trade secret rights as well as trademark and patent rights, and all other intellectual and industrial property rights and similar or other rights on such works, as well as on all applications thereof, will automatically be transferred and assigned to the Company and will be the Company’s sole and exclusive property.

9.2	The Company shall be the sole owner of any patents, patentable rights, drawing and design rights, copyrights, neighbouring rights, database rights, trade secret rights, trademarks or other rights, as well as all applications thereof, in connection with works made or obtained by Mr. Van de Stolpe during the course of the collaboration. Mr. Van de Stolpe hereby transfers and assigns any right, title, and interest he has or may obtain in such works to the Company. If Mr. Van de Stolpe during the collaboration, at any time or in any capacity, includes in a product, process or machine of the Company any pre-existing work that he owned or in which he had an interest, the Company is hereby granted an exclusive, royalty-free, irrevocable, perpetual, transferrable, worldwide license to produce, modify, use, commercialize, sell and distribute any such pre-existing work as part of, or in connection with, such product, process or machine of the Company.

9.3	During and after the collaboration, Mr. Van de Stolpe will do anything, at the expense of the Company, which the Company deems necessary or useful to allow it and to aid it to prove or perfect the rights of the Company arising out of this agreement and to obtain, maintain, protect and enforce drawing and design rights, database rights, patent rights, copyrights, neighbouring rights, trademarks, trade secret rights or other intellectual and industrial property rights and/or similar rights in connection with any protected work in any country. Such acts may include, but are not limited to, signing documents and assisting or cooperating in legal proceedings. Mr. Van de Stolpe hereby irrevocably appoints the Company and its authorized representatives and agents as his representatives to act in his name and on his behalf, to sign and apply for documents, forms and related items and to take any other lawful action, including, but not limited to, completing the grant, the exercise and the issuance of patents, patent applications, copyright applications and registrations, registration of trademarks and of other rights in connection with such protected works, with similar legal force and effect as if carried out by Mr. Van de Stolpe himself.

Free translation – for information purposes only

9.4	Each assignment of copyrights and/or neighbouring rights in connection therewith (including the ownership of such rights) includes all rights of paternity, integrity, disclosure, respect and all other rights that are known as or are referred to as “moral rights” (jointly, “Moral Rights”). Insofar as any such Moral Rights cannot be assigned under the applicable laws and insofar as the following is permitted in the relevant country, the manager hereby waives such Moral Rights and confirms that he consents to any act of the Company that would constitute an infringement of such Moral Rights, were it not for such prior consent.

9.5	Notwithstanding what is set forth in the preceding paragraph, which takes precedence over this paragraph, and insofar as legally permitted in the relevant country, Mr. Van de Stolpe acknowledges and agrees that (i) all protected works that fall within the scope of the current agreement will be exploited in the Company’s name, (ii) and that, as the case may be, such protected works will be publicly disclosed at the Company or its successor’s discretion, (iii) the Company or its successor is entitled to modify such protected works whenever the needs of the Company so require, (iv) Mr. Van de Stolpe is not entitled to exercise his right to respect, if any, and (v) Mr. Van de Stolpe is not entitled to exercise his right to paternity, if any, in any way that would harm the normal exploitation of the protected work by the Company or its successor.

9.6	Any assignment of copyrights includes any right to exploit, even in a form that is not yet known at the time this agreement is entered into. If required under mandatory applicable law for the validity of such assignment, each exploitation in a form that was not yet known at the time this agreement was entered into, will be compensated by way of a lump sum payment amounting to 1% of the original monthly fee payable to Mr. Van de Stolpe for each new exploitation form, regardless of the material and/or territorial scope and/or term of such exploitation.

9.7	This commitment will remain in force for one (1) year after termination of the present agreement for all software developments / and inventions, improvements that could be realized with data obtained from the Company or that relate to projects for which the Company used Mr. Van de Stolpe’s services.

10	General provisions

10.1	Mr. Van de Stolpe shall comply with all legal obligations, including social and tax obligations, that apply to him, and shall indemnify the Company against any claims that are made by any third party on the basis of the obligations assumed by, or applicable to, Mr. Van de Stolpe.

10.2	During the collaboration and for a term of twenty-four (24) months after the collaboration is terminated in any way, Mr. Van de Stolpe shall refrain from, in any way, either on his own behalf or on behalf of, or in collaboration with, any other person, company, professional undertaking or other organisation, directly or indirectly:

•	convincing, advising, or inducing any employee or service provider of the Company to terminate his employment or service provider relationship with the Company, to the extent such employees or service providers are present in the Company at the time of termination or during a period of three (3) months prior to termination;

•	employing or otherwise using the services of an employee or service provider, to the extent such employees or service providers are present in the Company at the time of termination or during a period of three (3) months prior to termination.

11	Notices

11.1	All notices provided for in this agreement shall be made as follows:

•	the Company: for the attention of Mr. Rudi Pauwels at the Company’s registered office;

•	Mr. Van de Stolpe: at the address mentioned on the first page of this agreement.

11.2	These addresses will remain valid until the other party has been notified of an address change by means of a registered letter with acknowledgment of receipt.

Free translation – for information purposes only

12	Severability and entire agreement

12.1	The invalidity of any clause of the agreement will not result in the invalidity of the entire agreement. Nevertheless, in the event a clause is found to be invalid, the parties will agree to replace such clause with an equivalent and valid clause which maintains the structure of the original agreement.

12.2	This agreement contains the entire agreement between the parties and supersedes and replaces all prior agreements or arrangements. Each amendment to this agreement shall be made in writing and approved by all parties.

12.3	Parties confirm that the obligations contained in the Professional Confidentiality agreement signed in Mechelen on 1 February 2000 remain in force, with the sole exception of section 8 which is hereby replaced by section 8 of the current agreement. If the terms of the Professional Confidentiality agreement conflict with the terms of this agreement, the terms of this agreement will prevail.

13	Governing law and jurisdiction

13.1	This agreement is governed by Belgian law.

13.2	Only the courts of Mechelen are competent to resolve disputes relating to the entering into, interpretation, performance or termination, with the exception of the right of the Company to sue Mr. Van de Stolpe before any other competent court in accordance with applicable laws.

Made in Mechelen, on 1 March 2002, in two copies, and each party acknowledges receipt of its original copy.

Mr. Van de Stolpe	For the Company

/s/ Onno van de Stolpe	/s/ Rudi Pauwels
Onno van de Stolpe	Rudi Pauwels

Chairman Board of Directors

CONFIDENTIAL

TERMS OF EMPLOYMENT FOR AN INDEFINITE PERIOD OF TIME

The undersigned:

Galapagos B.V.

Established at Darwinweg 24, 2333 CR Leiden,

Hereinafter referred to as “the employer”

And

Onno van de Stolpe

########### #

#### ## ######

Hereinafter referred to as “the employee”

Article 1	Agree that

1.1	The employee shall take up his employment with the employer for an indefinite period on March 1st, 2011.

1.2	The term of notice for both parties is six months. Notice may only be given at the end of the month in writing.

1.3	The employee shall take up employment with the employer in the position of Chief Executive Officer.

Article 2	Remuneration

2.1	The employee shall receive a gross salary of €180,864.22 a year, i.e. €13,955.58 a month, which the employer shall pay out at the end of each month. The employee will not be paid for any work carried out outside of or above the number of working hours agreed upon. The salary will be reviewed once a year.

2.2	The annual gross salary mentioned in 2.1 includes a 8% holiday bonus.

2.3	The employer will withhold tax as required by local fiscal authorities, but employee is responsible for both his overall tax position and the ultimate payment of all tax liabilities.

2.4	The employee will not participate in the employer’s pension plan.

2.5	The employee retains the right to claim 100 % of his last-earned salary for a period of two weeks if he is unable to carry out his duties as a result of sickness. After this period, the employee retains the right to claim 85% of his last-earned salary for a period of 50 weeks.

2.6	The claim to continued payment of salary, set out in clause 2.6 shall not apply if the sickness in question was caused either wilfully or is the result of a disorder or ailment about which he deliberately gave no information when entered into the contract of employment.

Article 3	Job contents and job performance

3.1	The employee shall perform his duties for the employer for at least 10 hours a week.

3.2	The employee is entitled to 6.25 days leave on full pay per calendar year, subject to a full working week of 10 hours. The employee is aware that the company may determine specific compulsory days off.

3.3	Insofar as may reasonably be expected of the employee, the employee will be required to carry out other duties and/or to work at different times and/or at a different location.

Article 4	Miscellaneous terms and conditions

4.1	The employee is prohibited from passing on any information to third parties in whatever form, either directly or indirectly, about or regarding any matters that concern or are connected in any way with his employer or any of his employer’s affiliated companies, of which he may reasonably be expected to know, or should understand, that such information is not intended for the cognisance of third parties, irrespective of how the employee has learnt about such matters. For the sake of clarity, it must be stated that all business contact or other co-workers of his employer are included under the terms of this confidentiality clause.

4.2	Without receiving prior written permission from his employer, the employee shall carry out no other paid work during his contract of employment; nor shall he establish, run or co-run, or to have run in his name a business that competes with the company run by his employer or with any affiliated company thereto, either direct or indirect, or to have an interest of any sort in such a company, or to work in or for such a company in any way whatsoever, either for pay or by gratuitous title. It is prohibited for the employee during a period of one year after the termination of his contract of employment to establish, run or co-run, or to have run in his name a business that competes with the company run by his employer or with any affiliated company thereto, either direct or indirect, or to have an interest of any sort in such a company, or to work in or for such a company in any way whatsoever, either for pay or by gratuitous title. In the event of an infringement of this prohibition, the employee shall by operation of law forfeit a penalty of €11.350,- plus a fine of €455,- for each day of the infringement without prejudicing his obligation to indemnify his employer for the full amount of damages incurred.

4.3	The employee undertakes the commitment to transfer to his employee, and insofar as is possible does hereby transfer to his employer-at least insofar as the rights referred to hereinafter do not already belong to the employer by operation of law by virtue of the contract of employment entered into by both parties-all right, of whatever nature, both in the Netherlands and elsewhere, on and ensuing from all the inventions made by the employee while carrying out his duties. The employee acknowledges that his salary is inclusive of a reasonable emolument for the loss of intellectual and industrial property rights.

4.4	While carrying out his duties, the employee shall abide by the regulations governing employment in force at his employer’s company.

4.5	The employer has the right to place the employee on leave of absence on full pay if he has good reason for doing so.

4.6	Upon termination of his employment, the employee is under the obligation to return immediately to his employer all materials, documents and copies of information (in whatever form), articles, keys, and suchlike, that belong to his employer.

4.7	In the event the employee would have contractual agreements with companies that are affiliates of the employer, than, upon termination of such agreements, this employment agreement will simultaneously terminate as well.

4.8	If the contract with Galapagos N.V. is terminated for any reason, you will resign from you employment with Galapagos B.V. with effect from the date your employment with Galapagos N.V. terminates, and you will not be entitled to receive any termination payments whatsoever.

4.8	Dutch law shall apply to this contract.

Thus agreed upon, drawn up in duplicate and signed in Leiden on March 1st, 2011

Galapagos B.V.	The employee:

/s/ Guillaume Jetten	/s/ Onno van de Stolpe
Guillaume Jetten CFO	Onno van de Stolpe

/s/ Peter England
Peter England
VP Human Resources

FREE TRANSLATION – For information purposes only

Annex 1 to the Agreement

due to the simultaneous performance of the function

Between undersigned parties:

GALAPAGOS NV,

Generaal De Wittelaan L11 A3, 2800 Mechelen,

hereinafter “the Company”,

and

Onno van de Stolpe

########### #, #### ## ######, the Netherlands

hereinafter “Mr. Van de Stolpe”,

Whereas the Company and Mr. Van de Stolpe have entered into a Management Agreement dated 1 March 2002 which has entered into effect on retroactively 1 January 2002;

It has been agreed as follows, effective 1 March 2011:

Article 1

Article 3.1 of the Management Agreement shall be deleted in its entirety and replaced with the following text:

“As consideration for the performance by Mr. Van de Stolpe of this agreement, the Company shall pay him, as of 1 March 2011:

•	a gross annual remuneration of 165.361 euro;

•	a monthly cost allowance of 179.78 euro.

This remuneration will be reviewed annually.”

Article 2

Article 3.2 of the Management Agreement shall be deleted in its entirety and replaced with the following text: “The annual remuneration assumes a part-time commitment of 40 % of the full-time performance for the Company, with an exemption of performances during a maximum of ten (10) working days a year.

In case of illness of Mr. Van de Stolpe the Company shall continue to pay the remuneration mentioned in article 3.1 during one month. After such period, the Company will no longer be due to pay the remuneration until the execution of this Agreement will have resumed.”

Article 3

Article 8.2 of the Management Agreement shall be deleted in its entirety and replaced with the following text: “As consideration for the application of the restrictions imposed on Mr. Van de Stolpe and set forth in this provision, the Company shall pay him an amount equal to the last gross monthly remuneration, based on a full-time (100%) performance of his services, for each month that the Company requires the non-competition restrictions to be complied with.”

Article 4

Mr. Van de Stolpe reserves the fringe benefits as foreseen by the Company, such as the right to a company car with fuel card, the guaranteed income insurance and the individual pension scheme.

Article 5

All provisions of the Management Agreement that are not amended by this Annex will remain in full force and effect.

FREE TRANSLATION – For information purposes only

Made in Mechelen, on 12 March 2015, in duplicate. Each party declares having received an original.

Mr. Van de Stolpe [handwritten: read and approved]	Galapagos NV

/s/ Onno van de Stolpe	/s/ Peter England

(Signature, preceded by “read and approved”)	Peter England
VP Human Resources

Annex 1 to Terms of employment for an indefinite period of time

Between:

Galapagos B.V.

Established at Darwinweg 24, 2333 CR Leiden,

Hereinafter referred to as “the employer”

And

Onno van de Stolpe

########### #

#### ## ######

Hereinafter referred to as “the employee”

Whereas the employer and the employee have entered into an employment contract dated 1 March 2011 and now wish to amend certain provisions thereof,

It has been agreed as follows, effective 1 March 2011:

Article 1

Article 2.1 of the employment contract shall be deleted in its entirety and replaced with the following text:

“The employee shall receive an annual gross remuneration of €144,691, which the employer shall pay out in monthly instalments at the end of each month. The employee will not be paid for any work carried out outside of, or above, the number of working hours agreed upon. The remuneration will be reviewed once a year.”

Article 2

Articles 3.1 and 3.2 of the employment contract shall be deleted in their entirety and replaced with the following text:

“The employee shall perform his duties for the employer during at least 14 hours per week.

The employee shall be entitled to 8.75 days leave on full pay per calendar year, subject to a full working week of 14 hours. The employee is aware that the company may determine specific compulsory days off.”

Thus agreed upon, drawn up in duplicate and signed in Leiden on 12 March 2015

Galapagos B.V.	The employee:

/s/ Peter England	/s/ Onno van de Stolpe

Peter England	Onno van de Stolpe
VP Human Resources

Management Agreement
Galapagos SASU-Onno van de Stolpe

Management Agreement

Between:

(1)	Galapagos SASU, a simplified joint stock company (société par actions simplifiée) organized under the laws of France, with a capital of €5,119,900, registered with the Commercial Registry (Registre de Commerce et des Sociétés) of Bobigny under the number 440348480, with registered office at 102 Avenue Gaston Roussel, 93230 Romainville (France), represented by Mr Ghislain Leroy, Human Resources Director (hereinafter the “Company”),

and

(2)	Mr. Onno van de Stolpe, an individual residing at ########### #, #### ## ###### (The Netherlands) (hereinafter “Mr. Van de Stolpe”),

It has been agreed as follows:

1	Duration

This agreement shall enter into effect as of 1 March 2011 for an indefinite duration.

2	Probation period

No probation period shall be required under this agreement.

3	Function

Mr. Van de Stolpe will serve as President of the Company.

4	Place of performance

4.1	Mr. Van de Stolpe will perform his duties at the headquarters of the Company, which is currently located at 102 Avenue Gaston Roussel, 93230 Romainville (France).

4.2	The Parties agree that, in light of the service needs and Mr. Van de Stolpe’s duties under this agreement, Mr. Van de Stolpe might be required to travel in France and abroad, including to other companies of the Galapagos group.

4.3	The travel and subsistence expenses shall be reimbursed in accordance with the scales and conditions prevailing in the Company.

5	Organization of work

The broad independence Mr. Van de Stolpe enjoys in the organization of his work, as well as his autonomy in decision-making involved in his position and his salary level, rank him as an executive (cadre dirigeant). As such, he is not subject to legal and contractual provisions on hours of work. However, the remuneration assumes a part-time commitment of 25% of the fulltime performances for the Company, with an exemption of performances during a maximum of 6.25 working days a year.

6	Remuneration

The annual gross remuneration of Mr. Van de Stolpe shall be €103,351, including a year-end premium in accordance with the applicable procedures in the Company. This year-end premium is determined taking into account the time of actual presence in Company.

7	Local social security, complementary insurance, pension scheme

Mr. Van de Stolpe will not benefit of the local social security, nor of the complementary health & inability insurance or local pension scheme.

Management Agreement
Galapagos SASU-Onno van de Stolpe

8	Local income tax

8.1	Mr. Van de Stolpe will be responsible for both his overall tax position and the ultimate payment of all tax liabilities. The Company will withhold taxes as required by local tax authorities, if and when applicable.

8.2	The HR department of the Company will provide assistance to Mr. Van de Stolpe for the local formalities concerning his annual income tax return.

9	Confidentiality

9.1	Mr. Van de Stolpe shall treat all records, documents and information concerning the Company and the Group (including without limitation any information pertaining to the organization, methods, customers, staff, products, partners and projects of the Company and the Galapagos group) with the highest degree of confidentiality.

9.2	This obligation, which is inherent to a good faith execution of his functions, is an essential element of the relationship between the Company and Mr. Van de Stolpe and shall survive the expiration or termination of this agreement.

10	Termination

10.1	Either party can terminate this agreement at any time, subject to 30 days’ prior written notice.

10.2	The parties acknowledge that Mr. Van de Stolpe has employment and/or management arrangements with other entities of the Galapagos group. Upon termination of any such arrangement, this agreement will simultaneously terminate as well, without further notice, and Mr. Van de Stolpe will be deemed to resign from his duties with the Company with immediate effect. Upon termination of this agreement, Mr. Van de Stolpe will not receive any severance pay with respect to the termination of this agreement.

10.3	Upon termination of this agreement, Mr. Van de Stolpe shall immediately return to the Company any and all materials, documents and copies of information (in whatever form), articles, keys and suchlike belonging to the Company.

11	Governing law

11.1	This agreement is governed by the laws and regulations of France.

11.2	By way of simple information and without that this reference could be an element of the agreement with Mr. Van de Stolpe, it is mentioned that the collective bargaining agreement currently applicable to the Company is the Collective agreement for the Chemical Industries.

Made in Romainville, on 12 March 2015 in twofold. Each party declares having received an original.

Galapagos SASU		Mr. Onno van de Stolpe

/s/ Ghislain Leroy		/s/ Onno van de Stolpe
Name:	Mr. Ghislain Leroy

Title:	Director Human Resources

Framework agreement	Free translation for information purposes only
OvdS-GLPG NV-SASU-BV

Framework agreement concerning simultaneous performance of the position of Chief Executive Officer

Between:

(1)	Galapagos NV, a Belgian company, established at Generaal De Wittelaan L11 A3, 2800 Mechelen (Belgium), represented by Peter England, VP Human Resources (hereafter “GLPG NV”);

(2)	Galapagos SASU, a French company, established at 102 avenue Gaston Roussel, 93230 Romainville (France), represented by Ghislain Leroy, Director Human Resources (hereafter “GLPG SASU”);

(3)	Galapagos B.V., a Dutch company, established at Darwinweg 24, 2333 CR Leiden (The Netherlands), represented by Peter England, VP Human Resources (hereafter “GLPG BV”); and

(4)	Onno van de Stolpe, residing at ########### #, #### ## ###### (The Netherlands) (hereafter “Mr. Van de Stolpe”)

It has been agreed as follows, effective 1 March 2011:

Article 1

1.1	With effect from 1 March 2011, Mr. Van de Stolpe shall perform his duties as Chief Executive Officer simultaneously in several countries, i.e.:

(i)	in Belgium for GLPG NV, in accordance with the management agreement dated 1 March 2002, that came into force on 1 January 2002, as amended by addendum dated on 12 March 2015 entered in force on 1 March 2011 (jointly the “Belgian Agreement”);

(ii)	in France for GLPG SASU, in accordance with the agreement dated 12 March 2015, that came in force on 1 March 2011 (jointly the “French Agreement”); and

(iii)	in the Netherlands for GLPG BV, in accordance with the agreement dated 1 March 2011, that came into force on 1 March 2011, as amended by addendum dated 12 March 2015 entered in force on 1 March 2011 (jointly the “Dutch Agreement” and jointly with the Belgian Agreement and the French Agreement, the “Local Agreements”).

1.2	Any amendment to the simultaneous performance of the position of Chief Executive Officer (the “Simultaneous Performance”), including without limitation a redistribution of the performance of the services or any extension of the Simultaneous Performance in additional countries, will be subject of new written agreements.

1.3	The provisions of this framework agreement solely apply to the Simultaneous Performance for GLPG NV, GLPG BV and GLPG SASU (jointly the “Companies”). Upon termination of the Simultaneous Performance, this framework agreement shall automatically terminate as well.

Article 2

2.1	As result of the Simultaneous Performance, the Companies will be severally and individually responsible for the compliance with their obligations and in particular for the payment of allowances, benefits and tax burdens arising from the Simultaneous Performance.

2.2	The gross remuneration of Mr. Van de Stolpe is subject to local tax regimes of the respective Companies. The estimated tax contributions will be deducted from the gross remuneration in the respective countries by the local company and be paid to the local tax authorities.

2.3	During the Simultaneous Performance, Mr. Van de Stolpe is liable to pay contributions to the Dutch social security to the extent that the Belgian and French social security institutions have given their consent in this respect. In such event, no contribution is owed to the Belgian or French social security system[1].

[1]	For this purpose the form ‘A1’ will be requested by GLPG BV at the Dutch social security authorities. This document proves that Mr. Van de Stolpe is liable to contribute to the Dutch social security system during the period of simultaneous performance of the function.

Framework agreement	Free translation for information purposes only
OvdS-GLPG NV-SASU-BV

2.4	GLPG BV will be responsible for the monthly deductions for social security contributions and shall pay these to the Dutch social security.

2.5	The Companies cannot be held responsible for any additional tax or social security contributions that would still be owed by Mr. Van de Stolpe after settlement of the annual tax declaration.

Article 3

During the Simultaneous Performance, the following shall apply:

3.1	Distribution of the performance of the position

3.1.1	Mr. Van de Stolpe shall continue his full-time commitment and shall perform part of his commitment (40%) for GLPG NV, another part (35%) for GLPG BV and a third part (25%) for GLPG SASU.

3.1.2	The Local Agreements contain provisions regarding working hours. Mr. Van de Stolpe shall comply with local rules and procedures.

3.2	Place of performance of the position

Mr. Van de Stolpe shall perform his function at the establishment of GLPG NV, GLPG BV or GLPG SASU, depending on whether Mr. Van de Stolpe performs duties for, or on behalf of, GLPG NV, GLPG BV or GLPG SASU.

3.3	Theoretical gross remuneration

The total theoretical remuneration, based on full-time commitment to the Companies (40% in Belgium, 35% in the Netherlands and 25% in France, as set forth in article 3.1 above), amounts to €434,321 gross per year on 1 March 2011.

3.4	Yearly holidays and bank holidays

3.4.1	The parties agree that local legal provisions concerning exemptions from performance or holidays shall be applied during the Simultaneous Performance both with regard to holiday entitlements as holiday pay during and after service.

3.4.2	Where statutory holidays of the three countries do not coincide, the Dutch bank holidays shall apply to Mr. Van de Stolpe.

3.5	Holiday payment

To the extent required under local regulations, Mr. Van de Stolpe will receive a holiday payment.

3.6	Year-end premium

To the extent required under local regulations, Mr. Van de Stolpe shall be entitled to a year-end premium.

3.7	Social documents

The Companies shall cause the required social documents to be delivered to Mr. Van de Stolpe and/or the appropriate authorities.

Article 4

4.1	Subject to the provisions of article 4.2, if the French Agreement and/or Dutch Agreement is terminated for any reason whatsoever (and the Belgian agreement is continued), then this framework agreement

Framework agreement	Free translation for information purposes only
OvdS-GLPG NV-SASU-BV

shall automatically be terminated and Mr. Van de Stolpe shall perform his position on a full-time (100%) basis for GLPG NV. Upon such occurrence, the Belgian Agreement will be adapted accordingly and no severance or other compensation will be payable by GLPG SASU and/or GLPG BV.

4.2	If the Belgian Agreement is terminated for any reason, the French Agreement, the Dutch Agreement and this framework agreement shall automatically terminate. Upon such occurrence, no severance or other compensation will be payable by GLPG SASU and/or GLPG BV.

4.3	Furthermore, parties agree that upon termination of this framework agreement by either party, the provisions of the Belgian Agreement (as the case may be, as amended from time to time) shall apply to the overall performance of Mr. Van de Stolpe’s duties.

Article 5

5.1	With the exception of explicit deviations set forth in this agreement, this agreement shall be governed by, and construed in accordance with, Belgian law. The courts of headquarters of GLPG NV shall have exclusive jurisdiction over any dispute arising out of, or in connection with, this Agreement.

5.2	Parties agree that, should mandatory French or Dutch legal provisions apply notwithstanding the choice of Belgian law, there shall in no event be any accumulation of compensations or benefits of the same kind in respect of Mr. Van de Stolpe. However, if this were not possible pursuant to the mandatory nature of the relevant cumulatively applicable French or Dutch provisions, any sums paid or granted shall, as the case may be, be set-off, in order to exclude any accumulation of compensations or benefits of the same kind.

Made on 12 March 2015 in fourfold. Each party declares having received an original.

/s/ Onno van de Stolpe [handwritten: read and approved]
Onno van de Stolpe
Read and approved(1)

(1)	The words “read and approved” must be handwritten.

Galapagos NV	Galapagos SASU	Galapagos B.V.

/s/ Peter England	/s/ Ghislain Leroy	/s/ Peter England
Peter England	Ghislain Leroy	Peter England
VP Human Resources	Director Human Resources	VP Human Resources